Exhibit 99.1

Contact:	Matthew P. Deines President & CEO (360) 457-0461

First Northwest Bancorp Completes Purchase of Bellevue Branch

PORT ANGELES, Wash., July 26, 2021 -- First Northwest Bancorp (NASDAQ: FNWB) (the “Company”), the holding company for First Federal Savings and Loan Association of Port Angeles (“First Fed”), has completed the acquisition of a Bellevue, Washington branch from Sterling Bank and Trust of Southfield, Michigan (“SBT”).

“We are excited to welcome our new customers and Bellevue team members to First Fed, recently recognized by Forbes as a top bank in our state,” said Matt Deines, President and CEO of First Fed. “Our team looks forward to serving King County by building the same strong relationships that have defined our history as a community bank.”

Last month First Fed was named a Forbes 2021 Best-in-State Bank, one of three in Washington state. Currently First Fed has 14 locations offering services in Clallam, Jefferson, King, Kitsap, and Whatcom counties. The Bellevue location will be the first full-service branch in King County, adding to the Seattle Lending Center.

About the Company

First Northwest Bancorp (FNWB), a Washington corporation, is the bank holding company for First Fed and other investments. First Fed is a local community bank in Washington which has served customers and communities since 1923. Currently First Fed has 14 locations offering services in Clallam, Jefferson, King, Kitsap, and Whatcom counties. First Fed will be continuing expansion with a new branch in Ferndale opening in August 2021.

Note: Transmitted on Globe Newswire on July 26, 2021 at 9:15 a.m. PDT.